Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
David Stern, Chief Financial Officer	Joe Hassett
(856) 768-4943	(610) 642-8253
A.C. Moore Appoints Acting Chief Executive Officer
Berlin, New Jersey, March 24, 2010 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) today announced the appointment of Joseph A. Jeffries as Acting Chief Executive Officer effective March 31, 2010. Mr. Jeffries will also continue to serve as the Chief Operating Officer of the Company. Mr. Jeffries succeeds Rick A. Lepley, who is retiring effective March 31, 2010. Mr. Lepley will continue to consult to the Company over the next year. The Company will conduct an internal and external search for a permanent Chief Executive Officer.
Mr. Jeffries has served as the Company’s Executive Vice President and Chief Operating Officer since August 2008. He joined the Company in November 2007 as its Executive Vice President of Operations. Previously, Mr. Jeffries served as Vice President, Store Operations, Space Planning and Visual Merchandising for Office Depot, Inc., a position he held from 2004 to November 2007. During 2004 and 2005, he also served as Vice President, Store and Copy Center Operations of Office Depot. From 1999 to 2003, Mr. Jeffries held various management positions with Office Depot. Prior to his employment with Office Depot, Mr. Jeffries held management positions with Home Quarters Warehouse, Inc., a home improvement retail chain.
Michael J. Joyce, Chairman of the Board, said, “Joe Jeffries has demonstrated strong knowledge and proven expertise in all aspects of A.C. Moore’s business and operations. We are all very excited to have Joe lead our management team during this next phase of the Company’s development.”
Mr. Joyce added regarding Mr. Lepley, “We are profoundly grateful to Rick Lepley for his leadership and contributions in establishing fundamentals in the business which will prove invaluable as we transition to the next phase of the Company’s development. On behalf of the Board, management team and staff at every level, we wish him good luck in his retirement and look forward to his counsel over the next year.”
Said Rick A. Lepley, “I am looking forward to spending more time with my wife at our farm in Ohio. A.C. Moore is in very capable hands with the terrific management team we have in place and, in my opinion, the future of our Company is very bright.”

About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 135 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
# # #
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to maintain liquidity and preserve cash, our ability to comply with the terms of our credit facility, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, our failure to accurately respond to inventory and merchandise requirements, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising and marketing strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.